FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Second Quarter 2020 Results

(July 14, 2020) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the second quarter of 2020 of $3,599,000, a $510,000, or 16.5% increase, from the $3,089,000 earned during the second quarter of 2019. Net income for the six months ended June 30, 2020, was $5,764,000, a $72,000, or 1.3% increase, over the $5,692,000 earned for the six months ended June 30, 2019. Basic and diluted earnings per share for the second quarter of 2020 were $0.64 compared to $0.54 for the same period in 2019. Year-to-date earnings per share were $1.03 in 2020 compared to $1.00 in 2019.

The increase in net income can be primarily attributed to an increase in gains on the sale of mortgages partially offset by a higher provision for loan losses. Gains on the sale of mortgages increased by $1,275,000, or 307.2%, for the three months ended June 30, 2020, and $1,467,000, or 192.0%, for the six months ended June 30, 2020, compared to the prior year’s periods. Mortgage production was higher in 2020 compared to 2019, resulting in higher gains driven by the very low interest rate environment which caused a spike in refinancing activity. The Corporation recorded a provision for the allowance for loan losses of $975,000 in the second quarter of 2020, compared to provision expense of $30,000 for the second quarter of 2019. For the year-to-date period ended June 30, 2020, provision expense was $1,325,000, an increase of $1,115,000, compared to the $210,000 recorded for the six months ended June 30, 2019. The higher provision was primarily caused by increasing the qualitative factors across industry lines to various degrees as a result of potential forward credit concerns related to COVID-19. The allowance as a percentage of total loans was 1.29% as of June 30, 2020, and 1.25% as of June 30, 2019.

Total operating expenses increased by $27,000, or 0.3%, and $855,000, or 5.2%, for the three and six months ended June 30, 2020, compared to the same periods in 2019. Salary and benefit expenses, which make up the largest portion of operating expenses, decreased $139,000, or 2.7%, and increased $369,000, or 3.6%, for the three and six months ended June 30, 2020, compared to the same periods in 2019. For the year-to-date period, salary costs increased $96,000, or 1.3%, primarily due to a performance bonus paid in 2020, with no similar performance bonus paid in the prior year’s period. Benefit costs increased by $273,000, or 9.6%, for the six months ended June 30, 2020, primarily due to an increase in health insurance costs. Other operating expenses were higher for both periods, driven primarily by increases in software-related expenses, other outside services, operating supplies, higher fraud losses, and an increase in the provision for off balance sheet credit losses.

The Corporation’s net interest income (NII) increased by $311,000, or 3.4%, and $544,000, or 3.0%, for the three and six months ended June 30, 2020, compared to the same periods in 2019. The increase in NII primarily resulted from an increase in interest and fees on loans of $327,000, or 3.9%, and $756,000, or 4.6%, for the three and six months ended June 30, 2020, compared to the same periods in 2019. In addition, interest expense on deposits and borrowings decreased by $305,000, or 23.4%, and $213,000, or 8.6%, for the three and six months ended June 30, 2020, compared to the same periods in the prior year. These favorable items were partially offset by a decrease in interest on securities of $141,000, or 7.6%, and $276,000, or 7.3%, for the three and six months ended June 30, 2020, compared to the same periods in 2019.

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ENB FINANCIAL CORP

Gains on the sale of securities for the three months ended June 30, 2020, were $372,000, compared to $133,000 for the three months ended June 30, 2019. For the six months ended June 30, 2020, gains on securities transactions were $424,000, compared to $231,000 in 2019, representing increases of $239,000 and $193,000, respectively. With market rates declining during 2020, management was able to sell securities at higher gains compared to the prior year.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2020 were 1.14% and 12.31%, respectively, compared to 1.11% and 11.48% for the second quarter of 2019. For the six months ended June 30, 2020, the Corporation’s annualized ROA was 0.95%, compared to 1.04% in 2019, while the ROE was 9.86%, compared to 10.87% in 2019.

As of June 30, 2020, the Corporation had total assets of $1.30 billion, up 14.8%; total stockholders’ equity of $122.2 million, up 8.6%; total deposits of $1.11 billion, up 17.7%; and total loans of $836.0 million, up 16.4%, from the balances as of June 30, 2019.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	June 30,		%
Balance Sheet	2020	2019	Change

Securities	$341,462	$297,158	14.9%
Total loans	835,969	718,356	16.4%
Allowance for loan losses	10,770	8,957	20.2%
Total assets	1,299,476	1,131,645	14.8%
Deposits	1,107,914	941,606	17.7%
Total borrowings	65,072	74,628	-12.8%
Stockholders' equity	122,162	112,514	8.6%

	Three Months Ended		Six Months Ended
Income Statement	June 30,		June 30,
	2020	2019	2020	2019

Net interest income	$9,469	$9,158	$18,685	$18,141
Provision for loan losses	975	30	1,325	210
Noninterest income	4,068	2,762	6,835	5,306
Noninterest expense	8,244	8,217	17,354	16,499
Income before taxes	4,318	3,673	6,841	6,738
Provision for income taxes	719	584	1,077	1,046
Net Income	3,599	3,089	5,764	5,692

Per Share Data
Earnings per share	0.64	0.54	1.03	1.00
Dividends per share	0.160	0.155	0.320	0.305

Earnings Ratios
Returning on average assets (ROA)	1.14%	1.11%	0.95%	1.04%
Return on average stockholders equity (ROE)	12.31%	11.48%	9.86%	10.87%
Net Interest margin	3.23%	3.56%	3.32%	3.57%
Efficency ratio	61.9%	68.6%	68.3%	69.9%

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